Exhibit 99.4
PART I. FINANCIAL INFORMATION
ITEM 1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
KOMAG, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
Net sales	$187,173	$233,627	$451,839	$442,139
Cost of sales	181,045	168,659	386,705	318,078

Gross profit	6,128	64,968	65,134	124,061
Operating expenses:
Research, development, and engineering	15,406	16,081	31,905	31,156
Selling, general, and administrative	11,707	9,125	20,174	17,149
Gain on disposal of assets	(166)	(26)	(220)	(86)

	26,947	25,180	51,859	48,219

Operating income (loss)	(20,819)	39,788	13,275	75,842

Other income (expense):
Interest income	2,300	1,867	3,759	3,938
Interest expense	(1,637)	(441)	(2,148)	(882)
Other income (expense), net	3	41	(2)	(435)

	666	1,467	1,609	2,621

Income (loss) before income taxes	(20,153)	41,255	14,884	78,463
Provision for income taxes	823	966	2,883	1,937

Net income (loss)	$(20,976)	$40,289	$12,001	$76,526

Basic net income (loss) per share	$(0.72)	$1.35	$0.41	$2.57

Diluted net income (loss) per share	$(0.72)	$1.21	$0.42	$2.31

Number of shares used in basic per share computations	29,084	29,883	29,625	29,784

Number of shares used in diluted per share computations	29,084	33,544	33,841	33,525

See accompanying notes to condensed consolidated financial statements.

KOMAG, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
(Unaudited)

	July 1, 2007	December 31, 2006
ASSETS
Current assets
Cash and cash equivalents	$99,888	$129,632
Short-term investments	83,150	41,500
Accounts receivable (less allowances of $1,431 and $2,326 respectively)	112,597	140,230
Inventories	191,667	104,181
Prepaid expenses and other current assets	2,126	2,119

Total current assets	489,428	417,662
Property, plant, and equipment (net of accumulated depreciation of $270,943 and $219,388, respectively)	533,330	542,585
Deferred income taxes	5,343	7,346
Other assets	12,986	10,094

	$1,041,087	$977,687

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Trade accounts payable	$126,796	$139,477
Customer advances	79,045	127,181
Accrued expenses and other current liabilities	19,825	25,412

Total current liabilities	225,666	292,070
Long-term debt	250,000	80,500
Other long term liabilities	3,810	3,091

Total liabilities	479,476	375,661

Stockholders’ equity
Common stock, $0.01 par value per share:
Authorized - 120,000 shares
Issued and outstanding - 30,363 and 31,178 shares, respectively	304	312
Additional paid-in capital	329,828	283,679
Accumulated other comprehensive loss	(628)	(611)
Retained earnings	232,107	318,646

Total stockholders’ equity	561,611	602,026

	$1,041,087	$977,687

See accompanying notes to condensed consolidated financial statements.

KOMAG, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	July 1, 2007	July 2, 2006
Operating Activities
Net income	$12,001	$76,526
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of property, plant, and equipment	52,263	32,753
Deferred income taxes	2,234	—
Tax provision (benefit) charged to additional paid-in capital	(94)	1,572
Stock-based compensation	8,842	8,713
Non-cash interest charges	241	77
Other non-cash charges	184	267
Foreign exchange loss	2,041	502
Changes in operating assets and liabilities:
Accounts receivable, net	27,661	(11,737)
Inventories	(87,486)	(21,421)
Prepaid expenses and other current assets	(238)	476
Trade accounts payable	(15,817)	40,206
Customer advances	(48,136)	37,262
Accrued expenses and other liabilities	(5,120)	(5,946)
Other non-current assets	985	—

Net cash (used in) provided by operating activities	(50,439)	159,250

Investing Activities
Acquisition of property, plant, and equipment	(41,806)	(177,409)
Purchases of short-term investments	(122,300)	(77,850)
Proceeds from short-term investments	80,650	124,900
Proceeds from disposal of property, plant, and equipment	262	162
Other	5	(67)

Net cash used in investing activities	(83,189)	(130,264)

Financing Activities
Proceeds from issuance of long-term debt, net of issuance costs	243,215	—
Repurchase of common stock	(140,417)	(1,080)
Proceeds from sale of common stock	1,021	3,235

Net cash provided by financing activities	103,819	2,155

Effect of exchange rate changes on cash and cash equivalents	65	1,074

Increase (decrease) in cash and cash equivalents	(29,744)	32,215
Cash and cash equivalents at beginning of period	129,632	99,984

Cash and cash equivalents at end of period	$99,888	$132,199

See accompanying notes to condensed consolidated financial statements.

KOMAG, INCORPORATED
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
July 1, 2007
Note 1. Basis of Presentation and Summary of Significant Accounting Policies
     The accompanying unaudited condensed consolidated financial statements include the accounts of Komag, Incorporated (the Company), a Delaware corporation, and its wholly-owned subsidiaries. These financial statements have been prepared in accordance with United States of America (US) generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by US generally accepted accounting principles. While the financial information furnished is unaudited, in the opinion of management, all normal recurring adjustments considered necessary for a fair presentation of the condensed consolidated financial position, operating results, and cash flows for the periods presented, have been included. Operating results for the six months ended July 1, 2007, are not necessarily indicative of the results that may be expected for the year ending December 30, 2007. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2006, which are included in the Company’s Annual Report on Form 10-K.
     Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with accounting principles generally accepted in the US requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     Fiscal Year: The Company uses a 52-53 week fiscal year ending on the Sunday closest to December 31. The Company’s 2007 fiscal year will include 52 weeks. The three-month and six-month reporting periods included in this report include 13 weeks and 26 weeks, respectively.
     Inventories: Inventories are stated at the lower of cost or market, and consist of the following (in thousands):

	July 1, 2007	December 31, 2006
Raw materials	$152,459	$78,701
Work in process	18,292	15,900
Finished goods	20,916	9,580

	$191,667	$104,181

     Derivative Financial Instruments: In the second quarter of 2007, the Company commenced hedging a portion of its forecasted ringgit based expenses to help mitigate short term exposure to fluctuations of the currency by entering foreign exchange forward rate contracts. We account for our derivative and hedging activities under SFAS No. 133, Accounting for Derivative and Hedging Activities

(SFAS 133). The assets or liabilities associated with our derivative instruments and hedging activities are recorded at fair value in other current assets or other current liabilities, respectively, in our Condensed Consolidated Balance Sheets. As discussed below, the accounting for gains and losses resulting from changes in fair value depends on the use of the derivative and whether it is designated and qualifies for hedge accounting.
     A majority of our sales, expense, and capital purchasing activities is transacted in U.S. dollars. However, a large portion of our payroll, certain manufacturing and operating expenses, and inventory and capital purchases is transacted in the Malaysian ringgit (ringgit), subjecting us to foreign currency risk. We enter foreign currency forward contracts, generally with maturities of 12 months or less, to reduce the volatility of cash flows primarily related to forecasted expenses denominated in ringgit. In addition, we utilize foreign exchange forward contracts to mitigate foreign currency exchange rate risk associated with ringgit denominated liabilities.
     Cash Flow Hedging Activities: All hedging relationships are formally documented at the inception of the hedge and must be highly effective in offsetting changes to future cash flows on hedged transactions. The effectiveness of the cash flow hedge contracts, excluding time value, is assessed monthly using regression analysis. The effective portion of gains or losses resulting from changes in fair value of these hedges is initially reported as a component of accumulated other comprehensive income in stockholders’ equity. The gross amount of the effective portion of gains or losses resulting from changes in fair value of these hedges is subsequently reclassified into operating expenses in the period when the forecasted transaction is recognized in the Condensed Consolidated Statements of Operations. The effective portion of gains or losses on hedges recognized in accumulated other comprehensive income at the end of each quarter will be reclassified to earnings within 12 months. The ineffective portion of gains or losses resulting from changes in fair value, if any, is reported immediately in our Condensed Consolidated Statements of Operations in cost of goods sold.
     During the second quarter of 2007, the Company recorded less than $0.1 million of net unrealized losses on derivative financial instruments to accumulated other comprehensive income. There were no reclassifications to operating expenses during the second quarter of 2007. The ineffective portion of gains or losses resulting from changes in fair value was not material. The loss representing time value excluded from the assessment of hedge effectiveness was less than $0.1 million in the second quarter of 2007, which is included in cost of goods sold in the Condensed Consolidated Statement of Operations. As of July 1, 2007, we had foreign currency forward contracts to purchase approximately $87.4 million in ringgit. As of July 1, 2007, these foreign currency forward contracts outstanding had a fair value of $0.6 million, included in other current liabilities and a fair value of $0.5 million, included in other current assets.
     Non-designated Hedging Activities: Some of the Company’s foreign exchange forward contracts are not designated as hedging instruments under SFAS 133. Accordingly, any gains or losses resulting from changes in the fair value of these forward contracts are reported immediately in cost of goods sold. The gains and losses on these forward contracts generally offset the gains and losses associated with the underlying foreign-currency-denominated liabilities, which are also reported in cost of goods sold, in the Condensed Consolidated Statements of Operations.
     Computation of Net Income (Loss) Per Share: Basic net income (loss) per common share is computed by dividing income (loss) available to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed by dividing income (loss)

available to common stockholders by the weighted-average number of shares and dilutive potential shares of common stock outstanding during the period. The dilutive effect of outstanding options and unvested common stock is reflected in diluted net income per share by application of the treasury stock method. The dilutive effect of outstanding contingently convertible debt is reflected in diluted net income per share by application of the if-converted method. Interest expense related to the contingently convertible debt is an adjustment to income available to common stockholders for the diluted net income per share calculation.
     The computation of diluted net loss per share for the second fiscal quarter of 2007 excludes the interest adjustment related to the contingently convertible debt of $1.6M and common stock equivalents of 4.8 million shares of common stock since their inclusion would be antidilutive.
     The following table sets forth the computation of net income (loss) per share. The table is in thousands, except per share amounts.

	Three Months Ended		Six Months Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
Numerator for basic net income (loss) per share:
Net income (loss) as reported	$(20,976)	$40,289	$12,001	$76,526

Numerator for diluted net income (loss) per share:
Net income (loss) as reported	$(20,976)	$40,289	$12,001	$76,526
Interest adjustment related to contigently convertible debt	—	441	2,148	882

	$(20,976)	$40,730	$14,149	$77,408

Denominator for basic net income per share:
Weighted average shares outstanding	29,084	29,883	29,625	29,784

Denominator for diluted net income per share:
Weighted average shares outstanding	29,084	29,883	29,625	29,784
Effect of dilutive securities:
Shares under contingently convertible debt	—	3,049	3,983	3,049
Stock options	—	369	136	429
Unvested common stock	—	243	97	263

	29,084	33,544	33,841	33,525

Basic net income (loss) per share	$(0.72)	$1.35	$0.41	$2.57

Diluted net income (loss) per share	$(0.72)	$1.21	$0.42	$2.31

     Recent Accounting Pronouncements: In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 provides guidance on recognition and measurement of uncertainties in income taxes and is applicable for fiscal years beginning after December 15, 2006. The Company adopted this pronouncement beginning in fiscal year 2007. The adoption of FIN 48 had no material effect on the Company’s financial position or results of operations.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements and is applicable for fiscal years beginning after November 15, 2007. The Company has not yet completed the evaluation or determined the impact of adopting SFAS 157.

     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits companies to choose to measure certain financial instruments and other items at fair value. The standard requires that unrealized gains and losses be reported in earnings for items measured using the fair value option and is applicable for fiscal years beginning after November 15, 2007. The Company has not yet completed the evaluation or determined the impact of adopting SFAS 159.
Note 2. Common Stock
     The Company repurchased and retired 0.5 million and 4.3 million shares of Company common stock at an average share price of $27.71 and $32.18, for a total cost of $13.8 million and $138.8 million in the three and six months ended July 1, 2007, respectively. These share repurchases are part of a March 2007 share repurchase authorization by the board of directors for an amount up to $200 million. The Company does not expect to repurchase additional shares under this authorization as the Merger Agreement prohibits such stock repurchases (see Note 8 on Proposed Acquisition). The Company immediately retired the shares repurchased, which decreased common stock by $5,000 and $43,000 for the par value of the common stock retired, additional paid-in capital by $5.4 million and $40.3 million and retained earnings by $8.4 million and $98.5 million, in the three and six months ended July 1, 2007, respectively. In addition, the Company has made periodic repurchases of common stock in connection with an employee stock plan.
Note 3. Concentration of Customer, Supplier, and Geographic Risk
     The following table reflects the percentage of the Company’s net sales by major customer (2):

	Three Months Ended		Six Months Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
Western Digital Corporation	40%	38%	37%	37%
Seagate Technology	34%	32%	35%	36%
Hitachi Global Storage Technologies (1)	18%	26%	19%	24%

(1)	Includes sales to Hitachi Global Storage Technologies’ contract manufacturer.

(2)	Total revenue used to calculate the customer concentration percentage excludes the sale of approximately $2.3 and $13.5 million of precious metal inventory in the three and six months ended July 1, 2007. No such sales occurred in the 2006 periods.
     The Company relies on a limited number of suppliers for some of the materials and equipment used in its manufacturing processes, including aluminum blanks, aluminum substrates, nickel plating solutions, polishing and texturing supplies, and sputtering target materials. Kobe Steel, Ltd. is the Company’s primary supplier of aluminum blanks, which is a fundamental component in producing disks. The Company also relies on Heraeus Incorporated and Williams Advanced Materials, Incorporated for its sputtering target requirements, and on OMG Fidelity, Incorporated for supplies of nickel plating solutions.

     A majority of the Company’s long-lived assets is located at its Malaysian manufacturing facilities. These assets totaled $497.9 million as of July 1, 2007, and $506.2 million as of December 31, 2006. The majority of the Company’s sales is delivered to manufacturing facilities located in Asia.
Note 4. Accrued Expenses and Other Current Liabilities
     The following table (in thousands) summarizes accrued expenses and other liabilities balances at July 1, 2007 and December 31, 2006:

	July 1, 2007	December 31, 2006
Accrued compensation and benefits	$10,679	$22,481
Other current liabilities	9,146	2,931

	$19,825	$25,412

Note 5. Customer Advances
     The Company has supply agreements with each of its major customers. Under the supply agreements, the Company supplies certain media volumes subject to the terms and conditions of the agreements. The customers provided cash advances covering future purchases of media from the Company. The customer advances, which totaled $79.0 million and $127.2 million as of July 1, 2007 and December 31, 2006, respectively, are to be repaid to the customers based on a specified dollar amount per disk purchased. During the three and six months ended July 1, 2007, customer advances repaid to customers were $22.1 million and $48.3 million, respectively. The agreements generally provide for repayment at the end of the term of the agreement if not fully paid in connection with purchases. The terms of the current arrangements expire on various dates through December 2009.
Note 6. Debt
Conversion of Convertible Subordinated Notes due 2024
     On March 28, 2007, the Company called for redemption on April 17, 2007, all $80.5 million of then outstanding principal amount of its 2.0% Convertible Subordinated Notes due 2024 (the Notes). All of the Notes were converted into 3.0 million shares of the Company’s common stock in April 2007. In accordance with the terms of the Notes, each $1,000 principal amount of the Notes was converted into 37.8788 shares of the Company’s common stock. As a result of the redemption, accrued interest of $0.3 million, unamortized loan issuance fees of $2.6 million and the outstanding debt balance of $80.5 million were re-classified to additional paid in capital with the exception of $30 thousand for the par value of the common stock issued, which was re-classified to common stock. The Company did not incur any gains or losses as a result of the conversion.
Convertible Subordinated Notes due 2014
     On March 28, 2007, the Company completed an offering of $250 million of 2.125% Convertible Subordinated Notes (the New Notes). The New Notes mature on April 1, 2014, bear interest at a rate of 2.125% per annum, and require semiannual interest payments beginning on October 1, 2007. The New Notes may be converted, at the option of the holder, into shares of the Company’s common stock based upon a base conversion rate of 17.2414 shares of common stock per $1,000 principal amount of the notes. The conversion rate is equivalent to a base conversion price of approximately $58.00 per share and is subject to adjustment in certain dilution events. If at the time of conversion, the Company’s common stock price exceeds the base conversion price, holders will receive up to an additional 13.2836 shares of common stock per $1,000 principal amount of the notes, as determined pursuant to a specified formula.
     Upon the occurrence of a fundamental change of the Company (which would generally include a change of control (including of our board of directors), liquidation or dissolution of the Company or the failure of our shares to be listed on a national securities exchange or other trading market), holders may require the Company to repurchase some or all of their notes for cash at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any. Also, if a fundamental change occurs, the Company may be required in certain circumstances to increase the conversion rate for any notes converted in connection with such fundamental change by a specified number of shares of our common stock. On June 28, 2007, the Company entered into an Agreement and Plan of Merger with Western Digital Corporation (Western Digital) and State M Corporation, a wholly-owned subsidiary of Western Digital, pursuant to which State M Corporation commenced a cash tender offer on July 11, 2007 for all outstanding shares of our common stock. If the tender offer is successfully completed, it will constitute a fundamental change. The Company does not expect that the consummation of the current tender offer would result in an increase in the conversion rate, however, the Company cannot assure you that such an increase will not be triggered since the determination is made under the indenture for the New Notes based on the average of the closing price of the Company’s common stock over a five consecutive trading day period ending on the trading day immediately preceding the effective date of the fundamental change.
     There are no financial covenants or guarantees and there is no collateral associated with the New Notes. In connection with the issuance of the New Notes, the Company incurred approximately $6.8 million of loan issuance fees. The loan issuance fees, which are included in other assets on the condensed consolidated balance sheet, are being amortized on a straight-line basis over the 7-year maturity of the New Notes. On July 1, 2007, unamortized loan fees were $6.6 million.
Note 7. Income Taxes
     The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48), on January 1, 2007. Total unrecognized income tax benefits at the date of adoption were $0.7 million and remained unchanged from the amount of the Company’s pre-implementation income tax contingency reserves. The unrecognized income tax benefits, if realized, will not affect the annual effective tax rate but will be credited to additional paid in capital.
     Unrecognized tax benefits are expected to decrease by $0.2 million within the next 12 months due to the anticipated lapse of an applicable statute of limitation.
     Interest and penalties related to unrecognized income tax benefits will be accrued in interest expense and selling, general and administrative expense, respectively. The Company has not accrued interest or penalties as of the date of adoption because they are not applicable.
     The Company and its subsidiaries file income tax returns in the U.S., California, the Netherlands and Malaysia. The tax years 2000 to 2006 remain open to examination in each of these major taxing jurisdictions.
Note 8. Commitments and Contingencies
     The Company provides indemnification to customers under customer contracts for potential intellectual property infringement claims involving the Company's products. The company has received such a claim for reimbursement of legal defense costs from its customers in connection with a claim of intellectual property infringement. The Company can not currently estimate the amount of potential liability related to such claim. As of July 1, 2007, the expense incurred by the Company under customer indemnity provisions has not been material.
Note 9. Proposed Acquisition
     On June 28, 2007, the Company entered into an Agreement and Plan of Merger with Western Digital Corporation and State M Corporation, an indirect wholly-owned subsidiary of Western Digital, pursuant to which State M Corporation commenced a cash tender offer on July 11, 2007 for all outstanding shares of our common stock at a price per share of $32.25. Unless extended pursuant to the terms and conditions set forth in the Agreement and Plan of Merger, the tender offer was originally scheduled to expire on August 7, 2007, but was extended by Western Digital Corporation until September 5, 2007. In the event the tender offer is successfully completed, State M Corporation will merge with and into Komag and Komag will become an indirect wholly-owned subsidiary of Western Digital Corporation, and each share of Komag common stock not purchased in the tender offer will be converted into the right to receive $32.25 in cash. The tender offer and merger are subject to customary closing conditions, including certain regulatory approvals. We currently expect that the merger will be completed in the third quarter of 2007. The merger agreement provides for the payment by the Company of a termination fee of $38 million if the merger agreement is terminated in certain circumstances in connection with a competing third-party acquisition proposal and certain other circumstances. The boards of directors of each of the Company, Western Digital and State M Corporation have unanimously approved the tender offer and the merger, on the terms and subject to the conditions set forth in the merger agreement. Western Digital is a significant customer of the Company (see Note 3).